Exhibit 4.2
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     Amendment No. 1 dated as of June 2, 2008 (this “Amendment”) to the Rights Agreement, dated as of October 17, 2007 (the “Rights Agreement”), between Yingli Green Energy Holding Company Limited, a Cayman Islands company (the “Company”), and RBC Dexia Corporate Services Hong Kong Limited (the “Rights Agent”). Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement.
     WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;
     WHEREAS, Section 27 of the Rights Agreement provides that the Company may in its sole and absolute discretion supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights;
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to modify the terms of the Rights Agreement as set forth in this Amendment;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, (i) an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that the proposed supplements and amendments to the Rights Agreement as set forth in this Amendment are in compliance with Section 27 of the Rights Agreement, and (ii) the Company is entering into this Amendment and directing the Rights Agent to enter into this Amendment; and
     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.
     NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:
     A. Amendment of Certain Definitions. The definition of “Yingli Power Entity” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
“Yingli Power Entity” shall mean Yingli Power Holding Company Limited, a British Virgin Islands company, or any Affiliate thereof, or any pledgee, chargee or mortgagee of any Ordinary Shares of the Company held by Yingli Power Holding Company Limited or any transferee of such pledgee, chargee or mortgagee.

     B. Effect of Amendment. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby. This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed. To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.
     C. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.
     D. Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.
     E. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York, U.S.A. and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except to the extent that mandatory provisions of the laws of the Cayman Islands are applicable.
     F. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     G. Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     H. Effective Date of Amendment. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
By:	/s/ Liansheng Miao
	Name:	Liansheng Miao
	Title:	Chief Executive Officer

RBC DEXIA CORPORATE SERVICES HONG KONG LIMITED
By:	/s/ Rebecca Lee
	Name:	Rebecca Lee
	Title:	Director

By:	/s/ John Ham
	Name:	John Ham
	Title:	Head, Compliance and Legal, Asia

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